FOR IMMEDIATE RELEASE
FRIDAY, MAY 29, 2009

HURCO REPORTS SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA, — May 29, 2009, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported a net loss of $281,000, or $0.04 per share, for its second quarter ended April 30, 2009, compared to net income of $5,467,000, or $0.85 per share, for the corresponding period in fiscal 2008.  The results for the second quarter of 2009 included $2,202,000, or $0.34 per diluted share, of net realized gains on hedge contracts closed before maturity due to forecasted reductions in production and sales for the next six months.  For the first six months of fiscal 2009, Hurco reported net income of $73,000, or $0.01 per share, compared to $13,272,000, or $2.06 per share, reported for the corresponding period in fiscal 2008.

Sales and service fees for the second quarter of fiscal 2009 totaled $20,489,000, a decrease of $37,796,000, or 65%, from the second quarter of fiscal 2008.  Approximately $3,150,000 of the year-over-year decrease, or 5% of second quarter 2008 sales, reflects the effect of a stronger U.S. Dollar in 2009 when translating foreign sales to U.S. Dollars for financial reporting purposes.  Sales and service fees for the six months ended April 30, 2009, totaled $48,796,000, a decrease of $70,412,000, or 59%, from the corresponding period in 2008.  The impact of currency translation on the year-over-year sales reduction for the first six months of fiscal 2009 was approximately $6,046,000, or 5% of year to date sales for the corresponding period in fiscal 2008.

The following table sets forth net sales and service fees by geographic region for the second quarter and first half of fiscal 2009 and 2008, respectively:

	Three Months Ended April 30,			Six Months Ended April 30,
			%			%
	2009	2008	Change	2009	2008	Change
North America	$6,171	$11,706	-47%	$15,808	$24,785	-36%
Europe	13,042	42,653	-69%	31,102	87,705	-65%
Asia Pacific	1,276	3,926	-67%	1,886	6,718	-72%
Total	$20,489	$58,285	-65%	$48,796	$119,208	-59%

Similar to the first quarter of fiscal 2009, sales were down sharply across all regions due to the worldwide recession.  In addition to declining volume and the unfavorable impact of currency translation, approximately 29% of the sales decline was attributable to a decrease in sales of higher priced VMX machines in the Europe sales region, and competitive pricing pressures globally.

New order bookings in the second quarter of fiscal 2009 were $18,135,000, a decrease of $40,775,000, or 69%, compared to the prior year period.  Orders in the North America, Europe and Asia Pacific regions decreased $6,233,000, or 56%, $31,527,000, or 72%, and $3,015,000, or 75%, respectively, continuing a decrease that began in the first quarter as Hurco customers, consisting primarily of small job shops, reacted to the economic downturn in their markets.  For the first half of fiscal 2009, new orders totaled $42,651,000, a decrease of $77,406,000, or 65%, from the corresponding period in 2008.  Of that decrease, North America, Europe and Asia Pacific orders decreased $9,888,000, or 42%, $62,281,000, or 69%, and $5,237,000, or 77%, respectively.  The impact of currency translation on new orders booked in the second quarter and first half of 2009 was consistent with the impact on sales.

Hurco’s gross margin for the second quarter of fiscal 2009 was 26%, compared to 35% for the 2008 period.  The decrease in margin as a percentage of sales was due to the lower sales volume, the decline in sales of higher priced VMX machines in the European sales region, and competitive pricing pressures on a global basis.  Selling, general and administrative expenses were $7,518,000, a decrease of $4,158,000, or 36%, from the corresponding period in 2008, reflecting lower sales commissions, the benefit of cost reduction initiatives and the favorable effect of a stronger U.S. Dollar in 2009 when translating foreign operating expenses for financial reporting purposes.

The increase in other income of $2,144,000 for the second quarter of fiscal 2009 compared to the same period in fiscal 2008 was primarily due to $2,202,000 of net realized gains on hedge contracts closed before maturity due to forecasted reductions in production and sales for the next six months.

Cash decreased by $2,276,000 from January 31, 2009 to $27,850,000 at April 30, 2009, primarily due to a $1,586,000 increase in inventories.  Production levels are being adjusted downward to bring inventory levels more in line with current demand.

Michael Doar, Chief Executive Officer, said, “Although the order pattern this quarter has stabilized, we will continue our fiscally conservative approach so that the company will be ready to capitalize on opportunities when conditions improve. Our lean organizational structure has allowed us to respond quickly to the current economic contraction. We have implemented cost savings initiatives, including management and employee pay reductions, workforce reductions, the suspension of corporate 401K matching contributions, restriction on travel expenditures, and intensified inventory control, without sacrificing progress on business critical initiatives. This approach allows us to maintain our product development schedules and technology innovation efforts.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney
Vice President & Chief Financial Officer 317-293-5309

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Sales and service fees	$20,489	$58,285	$48,796	$119,208

Cost of sales and service	15,269	37,954	35,034	74,020
Gross profit	5,220	20,331	13,762	45,188

Selling, general and administrative expenses	7,518	11,676	15,547	24,052
Operating income (loss)	(2,298)	8,655	(1,785)	21,136

Interest expense	4	10	27	21

Interest income	45	133	149	282

Investment income	1	119	29	291

Other expense (income), net	(1,768)	376	(1,695)	840

Income (loss) before taxes	(488)	8,521	61	20,848

Provision (benefit) for income taxes	(207)	3,054	(12)	7,576

Net income (loss)	$(281)	$5,467	$73	$13,272

Earnings (loss) per common share

Basic	$(0.04)	$0.85	$0.01	$2.07
Diluted	$(0.04)	$0.85	$0.01	$2.06

Weighted average common shares outstanding
Basic	6,421	6,410	6,421	6,410
Diluted	6,421	6,444	6,430	6,442

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2009	2008	2009	2008
	(unaudited)		(unaudited)
Gross margin	25.5%	34.9%	28.2%	37.9%

SG&A expense as a percentage of sales	36.7%	20.0%	31.9%	20.2%

Operating income as a percentage of sales	-11.2%	14.8%	-3.7%	17.7%

Pre-tax income as a percentage of sales	-2.4%	14.6%	0.1%	17.5%

Effective Tax Rate	42.4%	35.8%	-19.7%	36.3%

Depreciation	814	730	1,605	1,413

Capital expenditures	968	767	2,319	1,914

Balance Sheet Data:	4/30/2009	4/30/2008
	(unaudited)

Working capital (excluding cash)	$69,526	$59,624

Days sales outstanding	55	43

Inventory turns	1.6	2.0

Capitalization
Total debt	$-	$-
Shareholders' equity	121,917	112,563
Total	$121,917	$112,563

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	April 30,	October 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$27,850	$26,394
Short-term investments	-	6,674
Accounts receivable, net	15,903	31,952
Inventories, net	64,880	66,368
Deferred tax assets, net	7,856	5,444
Derivative assets	1,446	12,463
Other	2,591	2,017
Total current assets	120,526	151,312

Property and equipment:
Land	782	782
Building	7,127	7,127
Machinery and equipment	15,952	14,885
Leasehold improvements	1,878	1,765
	25,739	24,559
Less accumulated depreciation and amortization	(11,900)	(10,961)
	13,839	13,598

Non-current assets:
Software development costs, less accumulated amortization	6,097	5,711
Other assets	7,438	6,823
	$147,900	$177,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,678	$28,303
Derivative liabilities	1,452	2,692
Accrued expenses	11,020	20,134
Total current liabilities	23,150	51,129

Non-current liabilities:
Deferred tax liabilities, net	2,006	2,056
Deferred credits and other obligations	827	782
Total liabilities	25,983	53,967

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,420,851 shares issued
and outstanding	642	642
Additional paid-in capital	51,804	51,690
Retained earnings	71,962	71,889
Accumulated other comprehensive income	(2,491)	(744)
Total shareholders' equity	121,917	123,477
	$147,900	$177,444